Exhibit 10.12

January 5, 2015

Dan Taggart

509 West Butler Road

Greenville, SC 29607

Re:     Offer of Employment – Senior Vice President and Chief Risk Officer

Dear Dan:

It has been a pleasure to work with you as you have provided credit risk management consulting services to our company over the past several weeks. Speaking for the team, we are certain that you are an excellent fit for the position of Senior Vice President and Chief Risk Officer of Regional Management Corp. (“RM” or the “Company”). We also believe that RM can provide you with what you need in the form of challenges, compensation, and future growth opportunities. We are looking forward to having you as a member of our team!

With that in mind, I am delighted to confirm our offer with the specific components of our package to you. Please let me know if you have any questions on any of these areas.

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Position: Senior Vice President and Chief Risk Officer of Regional Management Corp. (“RM”), reporting to Mike Dunn, RM’s Chief Executive Officer. This position will be based in Dallas, TX. However, regularly scheduled weeks in Greenville will be required. You will use an RM corporate credit card to pay for travel and related expenses.

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Salary: Annual base salary of $300,000, paid bi-weekly, less FICA, state, and federal income tax withholding, and any other deductions required for elective benefits of your choosing. RM’s official payday is every other Friday, with funds distributed to the bank of your choice via direct deposit. Your position is considered exempt for purposes of federal wage and hour law, which means that you will not be eligible for overtime pay.

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Short-Term Incentive Plan: You will be eligible to earn an annual cash incentive award with a target opportunity equal to $300,000 or 100% of your base salary (pro-rated for any partial year) and otherwise in accordance with the terms of RM’s short-term incentive program, as approved from time to time by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”), which award, if any, shall be payable under the Regional Management Corp. Annual Incentive Plan or successor incentive plan. The short-term incentive program typically is based on performance targets derived from RM’s annual budget.

•	Long-Term Incentive Plan: On account of service to RM in 2015, RM will provide a long-term incentive award valued at $300,000 (100% of base salary). This long-term incentive award will be subject to the RM 2011 Stock Incentive Plan or successor stock plan (the “Stock Plan”) and any applicable award agreements and will be spread generally equally across three long-term incentive vehicles as follows:

1.	Non-Qualified Stock Option Award (“NQSO Award”). RM will grant the NQSO Award on or as soon as practicable following your first day of employment. The number of shares subject to the NQSO Award will be calculated by dividing $100,000 by the fair value of each option share (calculated on or as close in time as practicable to the date of grant in accordance with GAAP using the Black-Scholes option-pricing model). The NQSO Award will vest on December 31, 2017, subject to your continued employment with RM, and it will have an exercise price equal to the closing price of RM’s stock on the date of grant.

2.	Performance-Contingent Restricted Stock Unit Award (“RSU Award”). Subject to your continued employment, RM will grant the RSU Award at the time RM makes 2015 long-term incentive awards to other members of senior management. The number of shares subject to the RSU Award will be calculated by dividing $100,000 by the closing price of RM’s stock on or as close in time as practicable to the date of grant. The RSU Award may vest on December 31, 2017, based upon the achievement of performance criteria established by the Committee and your continued employment with RM.

3.	Cash-Settled Performance Share Award (“Performance Share Award”). Subject to your continued employment, RM will grant the Performance Share Award at the time RM makes 2015 long-term incentive awards to other members of senior management. The Performance Share Award may vest on December 31, 2017, based upon the achievement of performance criteria established by the Committee and your continued employment with RM. At vesting, the target cash settlement of the Performance Share Award will be equal to $100,000.

Beginning in 2016, you will be eligible to participate in long-term incentive awards under the Stock Plan as determined by the Committee.

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Performance and Salary Review: The Committee (or its designees) will review your performance in your role during the first quarter of 2016 and each succeeding year. Pending a satisfactory review, your compensation may be increased accordingly.

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Insurance and Benefits: You will be eligible to participate in RM’s health insurance plan. Coverage begins on the first of the month following 60 days of employment. Optional family, dental, and vision insurance coverage is available as an employee-paid option. You will also be eligible for Regional’s short- and long-term disability programs as a company paid benefit.

•	COBRA: RM will reimburse you for two months of your current COBRA coverage to bridge the 60-day waiting period until our insurance coverage begins.

•	Life Insurance: RM will provide you with a $50,000 life insurance policy. You have the option of purchasing an additional amount of life insurance at your cost up to a maximum of $250,000.

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Retirement Plan: You are eligible to participate in the RM 401(k) plan after one year of service. Our current plan matches 100% of the first 3% of your compensation that you choose to contribute, and 50% of the next 2% you choose to contribute.

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Vacation & Personal Days: Eligibility for PTO begins after one year of employment. However, in consideration of your joining RM, we will waive the one-year requirement for you. You will have 20 days of PTO to use each year.

•	Cell Phone: RM will provide you with a cell phone allowance of $75 per month.

•	Ongoing Training, Development, and Licensing: RM will reimburse you for reasonable and customary job-related training, development, and professional licensing.

This offer is contingent upon satisfactory completion of the appropriate background checks, credit check, and drug test required of all potential employees of RM and upon your representation that there exists no conflict of interest or contractual or statutory obligation that would prevent you from becoming employed with RM and performing duties as Senior Vice President and Chief Risk Officer. In addition, we recognize that you retain the option, as does RM, of ending your employment with RM at any time, with or without notice and with or without cause. Employment with RM is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Dan, if you have any questions regarding RM, the position, or this offer, please don’t hesitate to call Bill Stubbs or me at 864-422-8011. We greatly look forward to having you become a member of the RM team!

If the terms of this letter are acceptable, please sign the letter below and return it to me at your earliest opportunity.

Sincerely,

/s/ Michael R. Dunn

Michael R. Dunn
Chief Executive Officer

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is at will and also contingent upon the satisfactory completion of background, credit and reference checks, and pre-employment drug test.

Signature: /s/ Daniel J. Taggart	Date: January 5, 2015